Exhibit 99.1

Cytori Prices Registered Direct Offering Providing for up to $25 million in Equity Financing

May 5th, 2015

SAN DIEGO—Cytori Therapeutics, Inc. (NASDAQ: CYTX) today announced the pricing of a registered direct public offering of Units, with each Unit consisting of one share of our common stock and one warrant to purchase one share of common stock. The sale of the Units is expected to take place in two separate closings. In the first closing (the Initial Closing), which we expect to occur on or about May 8, 2015, the Company will sell Units having gross proceeds of $19.4 million. The purchase price for each Unit to be sold in the Initial Closing will be $0.77. The strike price of each warrant will be $1.02.

Subject to receipt of any required stockholder approval pursuant to the rules of the Nasdaq Stock Market and the restructure of our outstanding debt under our loan agreement, we expect to complete a second closing (the Second Closing) in which we intend to sell additional Units having gross proceeds of $5.6 million.

As of March 31, 2015, we had cash and cash equivalents of approximately $13.2 million and debt principal of approximately $25.0 million. Upon completion of the offering, the Company will have raised $25.7 million in net cash proceeds since March 31, 2015 from the issuance of shares under its ATM program, warrant exercises, and the net proceeds from the Initial Closing of this transaction. Following the Initial Closing, we intend to use a portion of the proceeds to refinance our existing debt to provide that our outstanding debt under our Loan Agreement does not exceed $18.0 million. The Company also intends to use the net proceeds of the offering for general corporate purposes, including working capital, capital expenditures, research and development and debt service.

Mizuho Securities USA Inc. acted as the sole lead placement agent, with Roth Capital Partners, Maxim Group LLC, and WBB Securities, LLC as additional placement agents on the transaction. The securities are being offered by means of a prospectus supplement and accompanying prospectus, forming a part of the effective registration statement, a copy of which may be obtained, when available, at the website of the SEC at http://www.sec.gov. Copies of the prospectus supplement and accompanying prospectus may also be obtained from the offices of Mizuho Securities USA Inc. 320 Park Avenue, 12th Floor, New York, NY 10022-6815, Attn: Equity Capital Markets (212) 205-7600.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Cytori Therapeutics, Inc.

Cytori Therapeutics is a late stage cell therapy company developing autologous cell therapies from adipose tissue to treat a variety of medical conditions. Data from preclinical studies and clinical trials suggest that Cytori Cell Therapy™ acts principally by improving blood flow, modulating the immune system, and facilitating wound repair. As a result, Cytori Cell Therapy™ may provide benefits across multiple disease states and can be made available to the physician and patient at the point-of-care through Cytori’s proprietary technologies and products.

Cautionary Statement Regarding Forward-Looking Statements

This communication includes forward-looking statements regarding events, trends and business prospects, which may affect our future operating results and financial position. Such statements are forward looking statements. Such statements are subject to risks and uncertainties that could cause our actual results and financial position to differ materially. The Initial Closing and the Second Closing are subject to satisfaction of closing conditions, including, in the case of the Second Closing, approval by Cytori’s stockholders and the restructure of Cytori’s debt under its loan agreement. Cytori assumes no responsibility to update or revise any forward-looking statements contained in this press release to reflect events, trends or circumstances after the date of this communication.

Cytori Therapeutics, Inc.

Shawn Richardson, 1.858.875.5279

ir@cytori.com